As filed with the Securities and Exchange Commission on September 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKYLINE CHAMPION CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	35-1038277
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

P.O. Box 743, 2520 By-Pass Road Elkhart, IN	46515
(Address of Principal Executive Offices)	(Zip Code)

Skyline Champion Corporation 2018 Equity Incentive Plan

(Full title of the plan)

Roger K. Scholten

Senior Vice President, General Counsel

Skyline Champion Corporation

P.O. Box 743, 2520 By-Pass Road

Elkhart, IN 46515

(Name and address of agent for service)

(574) 294-6521

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0277 par value per share	6,000,000(2)	$28.05(3)	$168,300,000(3)	$20,954

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate number of additional shares of common stock of Skyline Champion Corporation (the “Registrant”), par value $0.0277 per share (the “Common Stock”), that may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Represents shares of the Common Stock reserved for issuance pursuant to future awards under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”)
(3)

The offering price of $28.05 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h)(1) on the basis of the average high and low prices of the common stock, as reported on the New York Stock Exchange on September 20, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers 6,000,000 shares of Common Stock of the Registrant that may be issued and sold upon the exercise of options or pursuant to awards issued under the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of 2018 Plan, as applicable, as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2017 that was filed with the SEC on August 11, 2017;

(b)

the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders that was filed with the SEC on August 22, 2017 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended May 31, 2017);

(c)	the Registrant’s Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Shareholders that was filed with the SEC on September 5, 2018;

(d)

the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 3, 2017, December 3, 2017, March 4, 2018 and June 30, 2018 that were filed with the SEC on October 6, 2017, January 11, 2018, April 12, 2018 and August 9, 2018, respectively;

(e)

the Registrant’s Current Reports on Form 8-K filed on June 14, 2017, July 18, 2017, July 27, 2017, August 11, 2017, October 3, 2017, January 5, 2018, January 24, 2018, January 25, 2018, January 29, 2018, May 14, 2018, May 15, 2018, May 17, 2018, May 29, 2018, June 6, 2018, as amended on June 14, 2018 and as further amended on June 22, 2018, July 13, 2018, July 30, 2018, August 6, 2018, August 27, 2018 and September 24, 2018; and

(f)

the description of the Common Stock, which is contained in the Registrant’s registration statement on Form 8-A filed by the Registrant with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 31, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. In no event, however, shall any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Company may furnish to the SEC from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 23-1-37-8 of the Indiana Business Corporation Law (“IBCL”) provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed that, in the case of conduct in the individual’s official capacity with the corporation, his or her conduct was in the best interests of the corporation and, in all other cases, his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of a criminal proceeding, that the director either had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the required standard of conduct. Section 23-1-37-9 requires a corporation, unless limited by its articles of incorporation, to indemnify a director who has been wholly successful on the merits or otherwise in the defense of a proceeding against reasonable expenses (including counsel fees) so incurred. Section 23-1-37-10 authorizes a corporation to pay for or reimburse the reasonable expenses (including counsel fees) incurred by a director in advance of final disposition of a proceeding upon: (1) receipt by the corporation of a written undertaking by the director to repay any such advance if it is ultimately determined that the director did not meet the required standard of conduct; (2) a determination that, in light of the facts then known, indemnification is permissible; and (3) receipt by the corporation of a written affirmation by the director of his or her good faith belief that the required standard of conduct has been met.

Pursuant to Section 23-1-37-11, a director may apply for indemnification to a court of competent jurisdiction. Pursuant to Section 23-1-37-13, an officer is entitled to mandatory indemnification under Section 23-1-37-9 and to apply for court-ordered indemnification under Section 23-1-37-11 to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Pursuant to Section 23-1-37-14, a corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation, whether or not the corporation would have power by statute to indemnify the individual against the same liability. Section 23-1-37-15 provides that the statutory provisions do not exclude any other rights to indemnification and advance for expenses that a person may otherwise have. The Amended and Restated By-Laws of the Registrant provide for the indemnification of directors and officers of the Registrant to the full extent permitted by the IBCL.

The above is a general summary of certain provisions of the Registrant’s Amended and Restated By-Laws and of the IBCL and is subject in all respects to the specific and detailed provisions of the Registrant’s By-Laws and the IBCL.

The Registrant has entered into indemnification agreements with its directors and officers. In general, these agreements provide that the Registrant will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Registrant or in connection with his or her service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or officer.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement which is incorporated by reference into this Item.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit

4.1	Amended and Restated Articles of Incorporation of Skyline Champion Corporation (incorporated by reference to Exhibit 3.1 to the Skyline Champion Corporation’s Current Report on Form 8-K filed on June 6, 2018).

4.2	Amended and Restated By-Laws of Skyline Champion Corporation (incorporated by reference to Exhibit 3.2 to the Skyline Champion Corporation’s Current Report on Form 8-K filed on June 6, 2018).

4.3*	Skyline Champion Corporation 2018 Equity Incentive Plan.

5.1*	Opinion of Taft Stettinius & Hollister LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Crowe LLP.

23.3*	Consent of Taft Stettinius & Hollister LLP (included in the opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page in Part II)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 26th day of September 2018.

SKYLINE CHAMPION CORPORATION

By:	/s/ Keith Anderson
Keith Anderson Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Keith Anderson Keith Anderson	President, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2018

/s/ Laurie Hough Laurie Hough	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	September 26, 2018

/s/ Timothy Burkhardt Timothy Burkhardt	Vice President and Controller (Principal Accounting Officer)	September 26, 2018

/s/ Timothy Bernlohr Timothy Bernlohr	Director	September 26, 2018

/s/ Michael Bevacqua Michael Bevacqua	Director	September 26, 2018

/s/ John C. Firth John C. Firth	Director	September 26, 2018

/s/ Richard W. Florea Richard W. Florea	Director	September 26, 2018

/s/ Michael Kaufman Michael Kaufman	Director	September 26, 2018

/s/ Daniel R. Osnoss Daniel R. Osnoss	Director	September 26, 2018

/s/ Gary Robinette Gary Robinette	Director	September 26, 2018